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                                                                    EXHIBIT 21.1

                             BRIO TECHNOLOGY, INC.
                             LIST OF SUBSIDIARIES


Brio Technology, Ptg. Ltd.

Brio Technology, Ltd.

Brio Technology France, Sarl